Exhibit 99.1

Kreido Biofuels Relocates to Accommodate STT® Technology Production

Camarillo, Calif., September 5, 2007 – Kreido Biofuels, Inc. (OTC BB: KRBF), a renewable energy company, announced today that it has relocated its corporate headquarters within Camarillo, California. The Company’s new corporate headquarters and manufacturing facility are located at 1070 Flynn Road, Camarillo, CA 93012. All other contact information for the company will remain the same.

The larger facility will accommodate Kreido Biofuels’ additional staff and equipment as they expand manufacturing of their proprietary biodiesel process intensification technology. The Company is ramping up the production and commercialization of its STT® System. Kreido Biofuels is currently developing biodiesel plants within the U.S., built around its STT® process intensification technology. These facilities will have an anticipated capacity of 100 million gallons per year by the end of 2008.

About Kreido Biofuels
Kreido Biofuels, Inc. has invested $20 million to provide the world renewable energy through its proprietary process intensification technology — the STT® system. The Company is currently developing biodiesel plants in the U.S. that will have an anticipated aggregate nameplate capacity of 100 million gallons per year. Kreido’s plants are built around its STT® 30G biodiesel production unit, a complete pipe-to-pipe biodiesel production system that significantly improves the efficiency, quality, and process control of biodiesel production. Committed to building a sustainable future, Kreido Biofuels’ plants have a smaller footprint and offer feedstock flexibility. The Company plans to license its biodiesel technology internationally and to third-party biodiesel producers in the U.S. Kreido Biofuels is based in Camarillo, California. STT is a registered USPTO trademark of Kreido Biofuels, all rights reserved. For more information about Kreido Biofuels, visit www.kreido.com.

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